INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Z Yachts, Inc., on Form SB-2 of our report dated May 24, 2005 for Z Yachts, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

August 5, 2005